Exhibit 10.16
Summary of Compensation Arrangements with Executive Officers
The following summarizes the compensation and benefits received by the Chief Executive Officer of PRG-Schultz International, Inc. (“the Company”), the Chief Financial Officer of the Company and the Company’s other three most highly compensated executive officers (the “Named Executive Officers”) as of December 31, 2006.
The Named Executive Officers of the Company all have written Employment Agreements with the Company which are filed as exhibits to the Company’s Annual Report on Form 10-K. This summary includes only certain portions of the compensation provisions of the Employment Agreements, which set forth other important terms and conditions of the officers’ employment arrangements including certain restrictive covenants and tax provisions. The Named Executive Officers are also party to the Company’s standard form of Indemnification Agreement, a copy of which is filed as an exhibit to the Company’s Annual Report on Form 10-K.
This summary is intended to be a summary of existing arrangements, and in no way is intended to provide any additional rights to any of the Named Executive Officers.
Base Salaries
Each of the Company’s Named Executive Officers is entitled to receive a base salary under the terms of his Employment Agreement. Such base salary is subject to annual review and increase by the Compensation Committee of the Board of Directors of the Company. The following table sets forth the base salary for each of the Company’s Named Executive Officers as of December 31, 2006:

James B. McCurry, Chairman, President and Chief Executive Officer	$500,000
Peter Limeri, Chief Financial Officer	$220,000
Bradley T. Roos, Senior Vice President- Europe	$323,000
Larry Robinson Senior Vice President – Asia Pacific, Latin America and Canada	$329,055
N. Lee White, Executive Vice President – U.S. Operations	$168,750	*

*	Mr. White joined the Company in June 2006.
Annual Incentive Compensation
Performance Bonus Plan
All of the Company’s Named Executive Officers are eligible to participate under the Company’s Performance Bonus Plans. Cash bonuses awarded under the Performance Bonus Plan are contingent upon the Company’s operating results and the achievement of certain financial performance objectives. The Company’s Performance Bonus Plans are filed as exhibits with the Company’s Annual on Form 10-K and Quarterly Reports on Form 10-Q.
The following table sets forth the performance bonus earned by each of the Company’s Named Executive Officers in 2006, which bonuses were paid during the first quarter of 2007:

James B. McCurry, Chairman, President and Chief Executive Officer	$700,000
Peter Limeri, Chief Financial Officer	$176,000
Bradley T. Roos, Senior Vice President- Europe	$258,400
Larry Robinson Senior Vice President – Asia Pacific, Latin America and Canada	$303,290
N. Lee White, Executive Vice President – U.S. Operations	$139,600
Stock Options and Restricted Stock
The Named Executive Officers are eligible to receive options and restricted stock under the Company’s stock incentive plan, in such amounts and with such terms and conditions as determined by the Compensation Committee at the time of grant. The Company’s incentive plans and standard forms of option agreements are filed as exhibits with the Company’s Annual Report on Form 10-K.
2006 Management Incentive Plan
All of the Company’s Named Executive Officers are eligible to participate under the Company’s 2006 Management Incentive Plan. Under the Management Incentive Plan, the Compensation Committee may award “performance units.” Each performance unit entitles the holder after the vesting of such performance unit to receive on the “payment date” the “fair market value” of one share of the Company’s common stock on the payment date, subject to applicable tax withholding. The “payment dates” are established by each participant’s performance unit agreement. “Fair market value” is generally defined as the average closing price of the Company’s common stock for a 30-day trading period prior to the payment date, unless the Compensation Committee determines otherwise. Payments for vested performance units on the payment date shall be made 40% in cash and 60% in shares of common stock of the Company, except that all payments will be made in cash to the extent that there is not sufficient authorized common stock available for issuance. The 2006 Management Incentive Plan is filed as an exhibit to the Company’s Annual Report on Form 10-K.
The following table sets forth the performance unit grants made to each of the Company’s Named Executive Officers during 2006:

James B. McCurry, Chairman, President and Chief Executive Officer	295,048 performance units
Peter Limeri, Chief Financial Officer	73,762 performance units
Bradley T. Roos, Senior Vice President- Europe	55,322 performance units
Larry Robinson Senior Vice President – Asia Pacific, Latin America and Canada	55,322 performance units
N. Lee White, Executive Vice President – U.S. Operations	92,203 performance units
Termination Benefits
All of the Named Executive Officers currently employed by the Company are entitled to certain termination benefits upon termination of employment with the Company under certain circumstances. The terms of their termination benefits are specified in their employment agreements, as amended, copies of which are filed as exhibits to the Company’s Annual Report on Form 10-K.

Other Benefits
The Named Executive Officers are also entitled to participate in the Company’s regular employee benefit programs, including a 401(k) plan, group medical and dental coverage and other group benefit plans. Mr. Robinson is also entitled to additional life insurance benefits.